Exhibit 99.1

April 30, 2015

For more information contact

Stephen P. Wilson, Chairman and CEO

TO ALL MEDIA:

Steve P. Foster, President

FOR IMMEDIATE RELEASE

at 800-344-BANK

RE:

LCNB National Bank and Brookville National Bank Complete Their Merger

On Thursday, April 30, 2015, LCNB Corp. (“LCNB”) (NASDAQ: LCNB) consummated its acquisition of BNB Bancorp, Inc. (“BNB”) and BNB’s banking subsidiary, Brookville National Bank (“BNB Bank”). Upon consummation of the acquisition, BNB was merged with and into LCNB and BNB Bank was merged with and into LCNB’s wholly-owned subsidiary, LCNB National Bank. The BNB Bank offices will now assume the name, LCNB National Bank, and the management and staff will essentially remain the same.

Stephen P. Wilson, Chairman and CEO of LCNB Corp., stated, “We are very excited to be entering the Brookville Market and pleased to be partnering with such a strong and well respected Community Bank.”  Roger L. Moler, BNB President, stated, “Brookville National Bank looks forward to joining such a fine organization and to having the ability to offer expanded bank services to the Brookville community.”

The transaction gives LCNB two additional banking offices in Montgomery County, Ohio, along with an additional $ 111.8 million in total assets, which includes $35.9 million in total loans and $100.7 million in total deposits as of March 31, 2015.

LCNB was advised by FBR Capital Markets & Co. and Dinsmore & Shohl LLP. BNB was advised by Austin Associates LLC and Shumaker, Loop & Kendrick, LLP.

LCNB is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned subsidiary with 37 offices located in Butler, Clermont, Clinton, Fayette, Hamilton, Montgomery, Preble, Ross, and Warren Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found on the Internet at www.LCNB.com.

Safe Harbor Statement:

Certain statements made herein may be deemed to be forward-looking statements that involve risks and uncertainties, including regulatory policy changes, interest rate fluctuations, loan demand, loan delinquencies and losses, and other risks.  Actual strategies and results in future time periods may differ materially from those currently expected.  Such forward-looking statements represent management’s judgment as of the current date.  LCNB disclaims any intent or obligation to update such forward-looking statements.  LCNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.